Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti (Media)	914-701-8400
	Dan Loh (Investors)	914-701-8200

Atlas Air Worldwide Holdings, Inc.
Sees Full-Year 2005 Pretax Income in Excess of $125 Million,
Year-End Cash in Excess of $300 Million

Jeffrey H. Erickson, President and Chief Executive Officer, to Retire
Later in 2006

Purchase, N.Y., January 30, 2006 - Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), a leading provider of global air cargo services, said today that it expects to report pretax income in excess of $125 million on revenues of approximately $1.6 billion for the year ended December 31, 2005. In addition, AAWW said that its cash and cash equivalents, which totaled $133.9 million at December 31, 2004, rose to approximately $305 million at December 31, 2005.

Final results for 2005, including results for the fourth quarter ended December 31, 2005, are expected to be released by mid to late April 2006.

Commenting on AAWW’s preliminary figures, President and Chief Executive Officer Jeffrey H. Erickson said: “Our strong performance in 2005 benefited from the relatively full utilization of our aircraft and higher unit revenues in all four of our service types.

AAWW also announced today that Mr. Erickson has elected to retire later this year. At such time, Mr. Erickson will also retire as President of AAWW’s subsidiaries, including Atlas Air,

Inc. and Polar Air Cargo, Inc. Mr. Erickson will continue in his position for the near term and will be actively involved in the selection of his successor, as well as in a transition period thereafter. He will also remain on the Company’s Board of Directors.

“After 38 years in the industry, I am now ready to move back to my home in Arizona and on to the next chapter of my life with the satisfaction of knowing that I have helped put the Company back on track to continuing and sustained profitability,” Mr. Erickson said. “I also look forward to working with the Board of Directors to help identify my successor, working through a smooth transition, and in participating in the strategic direction of the Company as a continuing member of the Board of Directors.”

Mr. Erickson has served as AAWW’s President and a member of the Board of Directors since March 2003 and was elevated to CEO in January 2004. Mr. Erickson’s leadership was key to guiding AAWW through a quick emergence from bankruptcy on July 27, 2004, with a minimal disruption to its operations. Mr. Erickson subsequently established a number of strategic initiatives focused on maintaining safe, efficient and streamlined operations, restoring and sustaining profitability and rebuilding stockholder value.

“Jeff’s experience and leadership played a vital role in helping lead the Company up to and through its successful Chapter 11 restructuring in 2004 and the profitable period thereafter,” said Gene Davis, Chairman of the Company’s Board of Directors. “We thank Jeff for his continuing contributions and expect that he will continue to be a valuable contributor as a director of the Company.”

Notice Regarding Preliminary Estimates

AAWW cautions readers not to place undue reliance upon the business and financial measure estimates in this release, which are unaudited. AAWW’s independent public accountants, Ernst & Young LLP, will be conducting an audit of AAWW’s financial statements for the year ended December 31, 2005, but such audit has not commenced.

The financial information contained in this release is limited to certain items from AAWW’s financial statements. This release does not contain certain of the business and financial information that an investor may consider important, nor does it contain all of the information required to be included in financial statements by generally accepted accounting principles (GAAP), required to be included in annual or quarterly financial reports filed pursuant to the Securities Exchange Act of 1934, or required by any other prescribed form or format.

The preliminary unaudited estimates released today are subject to adjustment in connection with the conduct of AAWW’s continued review of the 2005 financial statements and the audit of its financial statements. For these reasons, among others, the business and financial information in the commentary may not be indicative of AAWW’s financial statements in reports that would be required to be filed pursuant to the Securities Exchange Act of 1934.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our widebody aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; the market acceptance of AAWW’s new common stock; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on June 30, 2005, as updated by the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2005. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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